Exhibit 99.1

TOREADOR ANNOUNCES SUCCESSFUL EXPLORATION WELL OFFSHORE BLACK SEA AND PROVIDES OPERATIONAL UPDATE

•	New gas discovery confirmed by Bayhanli-1 well in South Akcakoca Sub-basin project
•	Akkaya-3 development well flows gas at 5.3 MMCFD during testing
•	Romanian gas sales expected by end of second quarter
•	Drilling of first Hungarian exploration well begun

DALLAS, TEXAS – (May 24, 2006) – Toreador Resources Corporation (NASDAQ: TRGL) and its partners TPAO (the Turkish national oil company) and Stratic Energy Corporation today announced that the Bayhanli-1 exploration well encountered natural gas in a new prospect offshore Turkey in the South Akcakoca Sub-basin project area. Analysis of log data indicates natural gas pay in the approximately 25 meters (82 feet) of sands to be tested in the next week, with at least another 25 meters to be perforated after producing the initial intervals. The gas sands are between 760 to 1,115 meters (2,494 to 3,659 feet) true vertical depth in the Kusuri formation. The Bayhanli-1 was drilled on a new prospect to the east of the Dogu Ayazli structure and along the same fault trend.

“The Bayhanli-1 discovery extends the natural gas producing area in the South Akcakoca Sub-basin,” said G. Thomas Graves III, Toreador President and Chief Executive Officer. “We are pleased to report that we continue to find gas where our seismic interpretation predicts its presence. As a result, we should easily reach our initial production targets when we bring first gas ashore by the end of the year.”

The company also announced test results from the Akkaya-3 well, which as previously announced, encountered approximately 23 meters (75 feet) of net pay. During well testing, the Akkaya-3 flowed approximately 6.2 million cubic feet of gas per day from 8 meters (26 feet) of perforations through a 32/64” choke at 936 psi flowing pressure. The remaining 15 meters (49 feet) are expected to be perforated when the well is brought on production. The well will be tied back to the Akkaya tripod along with the Akkaya-1A and Akkaya-2 wells.

Infrastructure development in the South Akcakoca Sub-basin project is proceeding according to schedule. The Akkaya tripod structure is nearing completion and is scheduled to be towed out of the Izmet, Turkey construction site and installed in early June. Two additional

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tripods are scheduled for installation on the Ayazli and Dogu Ayazli structures, with an optional fourth tripod under consideration. In the July - August timeframe, the sub-sea pipeline will be laid and the tripod structures tied into the pipeline. The onshore production center construction is underway, with the site preparation nearly complete and the production facility tender out for bid. The onshore pipeline has been pressure-tested and buried, and has already been connected to the national grid. Commissioning of the production center is expected in October, with first gas sales expected by November.

Toreador will engage its outside reservoir engineers, LaRoche Petroleum Consultants, to provide a mid-year update of the reserve potential in the South Akcakoca Sub-basin project following the conclusion of the current drilling campaign. Results will update the estimate of reserves from the prior study completed in September 2005. The results of the study are expected to be available by mid-July.

In Romania, the company is awaiting the final permits to sell natural gas from the Fauresti field rehabilitation project to the national grid. Gas sales are expected to begin before the end of the second quarter. Initial production is estimated to be 6 million cubic feet of gas and 30 barrels of condensate per day.

In Hungary, the company began drilling its first exploration well on Monday, May 22, in the Kendares natural gas prospect, located in the northeast of the Szolnock exploration block. The Ken-D-1 is targeting the Miocene-age Lower Szolnock channel sand at approximately 1,625 meters (5,333 feet) depth. The well is expected to take 3 to 4 weeks to drill and complete. If the well is successful, two more offset wells will be drilled on the prospect.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Hungary, Romania and Turkey. In the United States, Toreador primarily owns working interests in five states. More information about Toreador may be found at the company's web site, www.toreador.net.

Safe-Harbor Statement -- Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks

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include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Toreador to obtain additional capital, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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CONTACT:

Toreador Resources
Stewart P. Yee, VP Investor Relations

214-559-3933 or 800-966-2141